Exhibit 10.36

UNIVAR USA INC. SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective July 1, 2004)

Seventh Amendment

WHEREAS, Univar USA Inc. (the “Company”) sponsors and maintains the Univar USA Inc. Supplemental Retirement Plan, as amended and restated effective July 1, 2004 and as thereafter amended (the “Plan”); and

WHEREAS, Appendix B sets forth special rules regarding additional age and service credit for Patrick D. Tole (“Executive”) in the event Univar Inc. terminates his employment for reasons other than Cause or Total Disability or he voluntarily terminates his employment for Good Reason in the absence of Cause, provided such termination occurs within 24 months after a change in control of Univar Inc.; and

WHEREAS, for purposes of Appendix B and the employment agreement between Executive and Univar Inc., a change in control of Univar Inc. occurred on October 11, 2007; and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 10 of the Plan; and

WHEREAS, the Company desires to amend the portion of Appendix B of the Plan applicable to Executive to revise the terms of Executive’s additional age and service credit, the time benefit payments commence and the form of benefit payment;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the date this Amendment is executed:

1. The first paragraph that immediately follows Section 5(d) of the Plan, Benefit Amount, is amended in its entirety to read as follows:

Notwithstanding the above in this Section 5 of the Plan or the provisions of this Plan regarding the form and timing of distribution of Plan benefits, Univar USA Inc. may amend the Plan at any time to provide different formulas and terms for determining the amount of benefit a Participant accrues under this Plan, as well as the terms regarding form and timing of benefit payment under this Plan, and such different formulas and terms may result in more or less benefits being accrued by such Participant than what would be accrued under the terms above in this Section 5 above, and for payment being commenced and paid at a time and in a form different than otherwise provided in the body of this Plan document. Any change in the formulas and terms that result (or may result) in a reduction in benefits already accrued by a Participant under the Plan at the time the amendment is adopted must be consented to by the Participant. The different formulas and terms that apply to a Participant shall be set forth in Appendix B hereto.

2. The following sentence is added to the end of the second paragraph of Appendix B:

The following shall also set forth special rules for the Participants set forth below regarding the form and timing of payment of their Plan benefits.

3. The section of Appendix B of the Plan relating to Executive is hereby amended in its entirety to read as follows:

Patrick D. Tole

If Univar Inc. terminates Mr. Tole’s employment other than for Cause or Total Disability, or if Mr. Tole (“Executive”) terminates Executive’s employment for Good Reason in the absence of Cause (as defined in his employment agreement with Univar Inc. dated February 19, 2003, as amended effective April 11, 2006, May 9, 2006, October 11, 2007 and June 10, 2008, hereinafter “Employment Agreement”), or if Executive’s employment with Univar Inc. terminates due to his death, and if such termination occurs no later than October 10, 2009 and Executive satisfies the release condition set forth in the first sentence of Section 5.2 of his Employment Agreement, Executive’s retirement benefit under this Plan shall be determined using the following age and service credits and paid at the time and in the form described in the following paragraph:

Executive’s retirement benefit under this Plan shall be determined as if Executive were age 55 plus the number of whole months between April 1, 2008 and the date of his actual termination of employment and Executive had credited service as if he had worked for Univar Inc. until attaining age 55 plus the number of whole months between April 1, 2008 and the date of his actual termination of employment. Monthly benefit payments under this Plan shall commence on the later of January 1, 2009 or the first day of the month after Executive terminates employment with Univar Inc. and shall be payable in the form of annuity (e.g., single life annuity, 100% joint and survivor annuity) irrevocably elected by Executive with respect to his Plan benefit prior to the earlier of December 31, 2008 or the date of his termination of employment with Univar Inc. The timing and form of benefit commencing on the later of January 1, 2009 or the first day of the month after Executive terminates employment with Univar Inc. shall apply to Executive’s entire accrued benefit under this Plan (including amounts accrued prior to January 1, 2005), and such timing and form shall not be tied to the timing and form of benefit payments from the Univar USA Inc. Retirement Plan (“US Pension”). Commencing on the later of January 1, 2009 or the first day of the month after Executive terminates employment with Univar Inc. and ending with the month in which Executive actually turns age 55 (or, if earlier, upon his death), monthly payments from this Plan shall include amounts that would have been payable per month from the US Pension had Executive been age 55 and commenced receiving benefit payments from that plan on the later of January 1, 2009 or the first day of the month after Executive terminates employment with Univar Inc. in the form of annuity irrevocably elected by Executive with respect to his Plan benefit prior to the earlier of his termination of employment with Univar Inc. or December 31, 2008. Executive agrees that his benefit payments under the

US Pension shall not commence prior to the earlier of his death or the first of the month following his attainment of age 55. In the event Executive fails to make a timely election of the form of annuity payment of his Plan benefit, such benefit shall be paid in the form of a 100% joint and survivor annuity with his spouse as joint annuitant.

In the event Executive’s employment with Univar Inc. terminates and Executive is not entitled to have his Plan benefit amount, timing and form determined pursuant to the immediately preceding paragraph (e.g., the termination occurs after October 10, 2009), Executive’s Plan benefit shall be calculated and paid as follows:

Executive’s benefit under this Plan shall be calculated based on his actual age and credited service at the time benefit payments commence from this Plan (without any additions of age or service credit for periods of time after his termination of employment). Benefit payments from this Plan (including amounts accrued and vested as of December 31, 2004 as well as amounts that are accrued or become vested thereafter) shall commence on the first day of the month following the later of his termination of employment with Univar Inc. or attainment of age 55, and shall be payable in the form of annuity (e.g., single life annuity, 100% joint and survivor annuity) irrevocably elected by Executive with respect to his Plan benefit prior to the earlier of December 31, 2008 or the date of his termination of employment with Univar Inc. In the event Executive fails to make a timely election of the form of annuity payment of his Plan benefit, such benefit shall be paid in the form of a 100% joint and survivor annuity with his spouse as joint annuitant.

This Seventh Amendment is executed this 19th day of June, 2008.

UNIVAR USA INC.

By	/s/ Gary Pruitt

Its President